Exhibit 99.1

Pulmatrix Announces First Quarter 2026 Financial Results

Announced merger agreement with Eos SENOLYTIX in March

Closed private placement of preferred stock

Framingham, Mass., May 15, 2026 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (Nasdaq: PULM), a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology, today announced its first quarter financial results for 2026 and provided a corporate update.

Peter Ludlum, Interim Chief Executive Officer of Pulmatrix, commented, “Our focus in the first quarter was on our work to secure a strategic transaction for our company and our shareholders. We are pleased to report that on March 26th we announced entering into a merger agreement with Eos SENOLYTIX, a privately held biotechnology company developing novel gerotherapeutic peptides targeting mitochondrial dysfunction in aging-related diseases using its proprietary MitoXcel™ platform. We also secured aggregate gross proceeds of $1 million from a private placement of preferred stock from an affiliate of Eos. Separate from the preferred stock, our common stockholders will receive approximately 6% interest in the new combined company without dilution from the preferred stock.”

Proposed Merger with Eos SENOLYTIX

As previously reported, on March 26, 2026, the Company entered into an agreement (the “Merger Agreement”) and plan of merger (the “Merger”) with Eos SENOLYTIX, Inc. (“Eos”). The proposed Merger is anticipated to close in the third quarter of 2026, subject to customary closing conditions. If the proposed Merger is completed, the business of Eos will continue as the business of the combined company.

In connection with the entry into the Merger Agreement, on March 26, 2026, the Company announced that it entered into a securities purchase agreement with an affiliate of Eos for the issuance and sale in a private placement of its newly designated Series B Convertible Preferred Stock, raising aggregate gross proceeds of $1.0 million.

Additional information about the Merger Agreement was previously disclosed on a Current Report on Form 8-K filed with the SEC on March 27, 2026.

Pulmatrix Seeks to Out-license or Monetize its Clinical Assets

iSPERSE™ Technology

●	iSPERSE™, also licensed to MannKind Corporation and Cipla Technologies for certain fields of use, utilizes particles that are engineered with a small, dense and dispersible profile to exceed the performance of traditional dry powder particles as the iSPERSE™ particles have the dispersibility advantages of porous engineered particles. Pulmatrix believes this results in superior drug delivery compared to traditional oral and injectable forms of treatment for certain diseases.

●	As of March 31, 2026, Pulmatrix’s patent portfolio related to iSPERSE™ included approximately 146 granted patents, 18 of which are U.S.-granted patents, plus approximately 48 pending patent applications in the U.S. and other jurisdictions.

PUR1900

●	PUR1900, has been approved to proceed to a Phase 3 in India conducted by our partner Cipla. This is the Company’s inhaled iSPERSE™ formulation of the antifungal drug itraconazole being investigated for various indications. The Company and its partner, Cipla, wound down a Phase 2b trial that the Company was operating in 2024. Cipla has continued clinical development outside the United States, and in 2025 completed their Phase 2 study in India, published positive results and has been approved by India’s Central Drug Standard Control Organization to proceed with a Phase 3 clinical trial, which Cipla currently expects to commence in 2026.

●	Pulmatrix will receive 2% royalties on any potential future net sales by Cipla outside the United States should Cipla successfully market PUR1900 outside the United States. Within the United States, the Company and Cipla share the rights 50/50 and will seek to monetize PUR1900 for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need.

PUR3100

●	PUR3100, a Phase 2-ready asset, is an orally inhaled dihydroergotamine (“DHE”) engineered with Pulmatrix’s iSPERSE™ dry powder inhalation technology for the treatment of acute migraine has a Food and Drug Administration acceptance of an Investigational New Drug (“IND”) application for PUR3100 and receipt of a “study may proceed” letter to proceed with a Phase 2 study. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100 will be investigated in patients with acute migraine.

●	The Phase 2 IND builds on the Phase 1 trial results of PUR3100, which were published in 2024 in the peer-reviewed publication, Headache: The Journal of Head and Face Pain. The study showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels. The PUR3100 dose groups also showed a lower incidence of nausea and no vomiting compared to observations of nausea and vomiting in the intravenously (“IV”) administered DHE dose group.

PUR1800

●	PUR1800 is a Narrow Spectrum Kinase Inhibitor (“NSKI”), engineered with our iSPERSE™ technology, for the treatment of acute exacerbations in chronic obstructive pulmonary disease (“AECOPD”). In 2023, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for AECOPD, indicating PUR1800 was well-tolerated with no observed safety signals. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases.

●	In 2024, Pulmatrix published an abstract titled “Ex vivo evaluation of the potential for Narrow Spectrum Kinase inhibitors as a treatment for Idiopathic Pulmonary Fibrosis”.

First Quarter 2026 Financial Results

Research and development expenses were less than $0.1 million for both the three months ended March 31, 2026, and 2025. All clinical development is currently on hold while the Company works to license or monetize our clinical assets.

General and administrative expenses decreased approximately $0.5 million to $1.3 million for the three months ended March 31, 2026, compared to $1.8 million for the three months ended March 31, 2025. The decrease was primarily due to higher costs incurred in the three months ended March 31, 2025, related to the preparation and filing of a registration statement on Form S-4 and amendments thereto with the SEC.

The Company’s total cash and cash equivalents balance as of March 31, 2026, was $3.3 million, compared to $4.1 million as of December 31, 2025. The Company’s unaudited financial statements were prepared assuming that the Company will continue as a going concern within one year after the date such financial statements are issued. The Company anticipates that its cash position, based on current operational efficiencies and prioritization of spending, is sufficient to fund its operations at least through the anticipated closing of the proposed Merger with Eos.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,324	$4,088
Restricted cash	700
Prepaid expenses and other current assets	465	41
Total current assets	4,489	4,129
Long-term restricted cash	7	10
Total assets	$4,496	$4,139
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$651	$272
Accrued expenses and other current liabilities	254	57
Total current liabilities	905	329
Total liabilities	905	329
Stockholders’ equity:
Preferred Stock, $0.0001 par value — 500,000 shares authorized; 1,100 shares designated as Series B Convertible Preferred Stock; no shares issued and outstanding at March 31, 2026, and December 31, 2025; 1,000 shares of Series B Convertible Preferred Stock issuable at March 31, 2026	950	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 shares issued and outstanding at March 31, 2026, and December 31, 2025	-	-
Additional paid-in capital	306,131	306,128
Accumulated deficit	(303,490)	(302,318)
Total stockholders’ equity	3,591	3,810
Total liabilities and stockholders’ equity	$4,496	$4,139

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$3	$19
General and administrative	1,289	1,828
Total operating expenses	1,292	1,847
Loss from operations	(1,292)	(1,847)
Other income (expense):
Interest income	12	53
Fair value adjustment of warrants	-	66
Other income (expense), net	108	(80)
Total other income (expense), net	120	39
Net loss	$(1,172)	$(1,808)
Net loss per share attributable to common stockholders – basic and diluted	$(0.32)	$(0.50)
Weighted average common shares outstanding – basic and diluted	3,652,285	3,652,285

About Pulmatrix, Inc.

Pulmatrix is a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for central nervous system (“CNS”) disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by optimizing pharmacokinetics and reducing systemic side effects to improve patient outcomes. For more on the Company’s inhaled product candidates please visit:

https://www.pulmatrix.com/pipeline.html.

About Eos SENOLYTIX, Inc.

Eos SENOLYTIX is a biotechnology company focused on developing first-in-class gerotherapeutic peptide medicines that target the underlying biological mechanisms of aging. Eos’s lead clinical candidates, PTC-2105 and PTC-2107, both proprietary MitoXcel™ geropeptides, have demonstrated the ability to rejuvenate naturally aged mice via two separate mechanisms, both via a single, aging-specific target, the mitochondrial membrane potential (MMP), also called the “Δψm”. These two mechanisms include (1) the return of the efficiency of mitochondrial function in aging cells almost immediately back to their younger, more efficient phenotype, and (2) the profound elimination of senescent cells throughout every organ in the body, including the brain, reducing their negative systemic inflammatory effects. Extensive preclinical studies suggest the MitoXcel™ platform may be a broad gerotherapeutic that improves body composition, increasing lean muscle mass, and enhancing physical function in aging animals. By targeting fundamental processes driving aging and aging-related diseases, Eos SENOLYTIX is pursuing a unique therapeutic opportunity to intervene in the aging process in ways that were once thought impossible. Eos SENOLYTIX is headquartered in Houston, Texas and operates within the broader SENOTHERAPEUTIX / GEROTHERAPEUTIX group of longevity companies, which focuses on developing therapeutics targeting fundamental drivers of aging to improve healthspan and lifespan. For more information, visit https://www.eossenolytix.com.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management and include, but are not limited to, the use of proceeds from the private placement and conversion of the Series B Preferred Stock. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the consummation of any other potential reverse merger transaction in the future, among others; the Company’s ability to divest its clinical assets on terms favorable to the Company, or at all, the Company’s ability to maintain compliance with the listing standards of the Nasdaq Capital Market; the Company’s ability to continue as a going concern, the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, including the proposed Merger with Cullgen, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Chuck Padala

Managing Director

LifeSci Advisors

646-627-8390

chuck@lifesciadvisors.com